Exhibit (h)(xxxiv)

AMENDED AND RESTATED

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of September 30, 2016, as amended and restated as of January 28, 2024, by and between Gotham Asset Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf of the Gotham Defensive Long 500 Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions, do not exceed the levels described below; and

WHEREAS, on January 28, 2019, the term of this Agreement was extended for an additional period ended January 31, 2021; and

WHEREAS, effective May 1, 2019, the Adviser decreased the Expense Limitation as described below; and

WHEREAS, on January 28, 2020, the term of this Agreement was extended for an additional period ended January 31, 2022; and

WHEREAS, on January 28, 2022, the term of this Agreement was extended for an additional period ended January 31, 2023; and

WHEREAS, on January 28, 2023, the term of this Agreement was extended for an additional period ending January 31, 2024; and

WHEREAS, on January 28, 2024, the Adviser desires to extend the term of this Agreement for an additional two year period ending January 31, 2026.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that from the commencement of operations of the Fund through January 31, 2026, it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, (exclusive of taxes, “Acquired Fund Fees and Expenses,” dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions), do not exceed (on an annual basis) (a) 1.50%, as a percentage of the Fund’s average daily net assets for the period from September 30, 2016 through April 30, 2019 and (b) 1.35%, as a percentage of the Fund’s average daily net assets for the period from May 1, 2019 through January 31, 2026.

Term. This Agreement shall terminate on January 31, 2026, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of January 28, 2024.

GOTHAM ASSET MANAGEMENT, LLC

By:	/s/ Louis LaRocca
Name:	Louis LaRocca
Title:	General Counsel & CCO

FUNDVANTAGE TRUST, on behalf of
Gotham Defensive Long 500 Fund

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Expense Limitation/Reimbursement Agreement]